EXHIBIT 4

July __, 2002

Concur Technologies, Inc.

6222 18th Avenue NE

Redmond, WA 98052

Re:	Investment Representation Letter [to be executed by Major Stockholders]

Ladies and Gentlemen:

The undersigned (“Stockholder”) holds shares of Series 3 Preferred Stock of Captura Software, Inc., a Delaware corporation (the “Company”). Concur Technologies, Inc., a Delaware corporation (“Acquirer”), the Company, Canoe Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Sub”), and Fred Harman, as representative, are entering into an Agreement and Plan of Reorganization (the “Merger Agreement”), pursuant to which Sub shall be merged with and into the Company in a reverse triangular merger (the “Merger”), with the Company to be the surviving corporation of the Merger. In connection with the Merger, Acquirer will issue to the stockholders of the Company shares of Acquirer Common Stock (the “Restricted Securities”) in a private placement effected in reliance on the exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) provided by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, and exemptions from the qualification requirements of applicable state law. Stockholder is a stockholder of the Company, and Stockholder acknowledges and agrees that Acquirer is relying on the truth and accuracy of the representations and warranties made by Stockholder in this Investment Representation Letter in order for it to rely on the exemptions described above. Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings given to such terms in the Merger Agreement.

Stockholder hereby makes the representations, warranties and agreements contained in the following Sections of this Investment Representation Letter to Acquirer, and each of such representations, warranties and agreements are true and correct as to Stockholder as of the date hereof and will be true and correct on and as of the Closing Date.

1.    Binding Agreement, Authority.    This Investment Representation Letter constitutes Stockholder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. Stockholder has executed, delivered and performed his/her/its obligations under, and has all requisite legal power, authority and capacity to execute, deliver and perform his/her/its obligations under this Investment Representation Letter. The execution, delivery and performance by Stockholder of this Investment Representation Letter have been duly and validly approved and authorized by all necessary corporate, trust, partnership or custodial action required by Applicable Law. If this Investment Representation Letter is being executed by a person in a representative or fiduciary capacity with regard to Stockholder, the person signing this Investment Representation Letter has full power and authority to enter into, execute and deliver, and perform this Investment Representation Letter.

2.    Title; No Other Securities.    Stockholder has good and marketable title to that number of shares of Company Capital Stock as set forth beside his/her/its name on Exhibit A attached hereto, which information corresponds with Schedule 3.4(a) to the Company Disclosure Letter, free and clear of any Encumbrance or any restriction on voting. Except as may be set forth in Exhibit B attached hereto, which information corresponds with Schedule 3.4(b)-1, Schedule 3.4(b)-2, and Schedule 3.4(b)-3 of the Company Disclosure Letter, Stockholder has no interest in, or right of any kind to, any securities of the Company, including, without limitation, any options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Company Capital Stock or any securities convertible into or exchangeable for any shares of Company Capital Stock or obligating the Company to grant, issue, extend or enter into any such option, warrant, convertible security or other security, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other right or agreement. Stockholder hereby waives any rights of first refusal, rights of first offer, rights of notice, rights of co-sale, tag-along rights, information rights, registration rights, preemptive rights, rights of redemption or repurchase, and similar rights of Stockholder under any agreement, arrangement or understanding applicable to shares of the Company Capital Stock, in each case as the same may apply to the execution and delivery of the Merger Agreement and the consummation of the Merger and the other actions and transactions contemplated by the Merger Agreement. Stockholder hereby agrees to, and does so terminate any and all such agreements, arrangements or understandings, contingent upon and effective immediately prior to the Effective Time.

3.    Stockholder Approval.

(a)    Approval of the Merger Agreement and the Merger.    Stockholder hereby approves the terms of the Merger Agreement, the Merger, and that certain Escrow Agreement dated of even date with the Merger Agreement, by and among the Company, the Acquirer, the Escrow Agent, and the Representative (as defined below) (the “Escrow Agreement”), and agrees to be bound by the indemnification obligations of Stockholder as security for the performance of the obligations of Stockholder pursuant to Article 11 of the Merger Agreement, the hold-back provisions of Article 12 of the Merger Agreement and the Escrow Agreement and the indemnification obligations of Stockholder pursuant to that certain Declaration of Registration Rights, dated of even date with the Merger Agreement, between the Company and Acquirer (the “Declaration of Registration Rights”), it being understood that recovery against the Escrow Fund shall be the exclusive remedy of Acquirer against the Stockholder for Stockholder’s indemnification obligations under Article 11 of the Merger Agreement except (i) in connection with any fraud, willful misrepresentation, or willful misconduct or (ii) in connection with the breach of any representation, warranty, or covenant set forth in this Investment Representation Letter. Stockholder further approves the designation of and hereby designates Fred Harman as the representative of Stockholder (the “Representative”) and as the attorney-in-fact and agent for and on behalf of Stockholder with respect to claims for indemnification under Article 11 of the Merger Agreement, the hold-back provisions of Article 12 of the Merger Agreement and the Escrow Agreement, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under the Escrow Agreement and the Merger Agreement, in accordance with Articles 11 and 12 thereof.

(b)    Termination of the Investor Rights Agreement.    Stockholder hereby consents to and approves the termination, and hereby terminates that certain Seventh Amended and Restated Investor Rights Agreement dated as of May 31, 2002 by and among the Company and the stockholders named therein, as such agreement may have been amended as of the date hereof, or any other agreement between the Company and Stockholder touching upon or relating to the content or subject-matter of the foregoing agreement (collectively, the “Investor Rights Agreement”). Further, Stockholder covenants and agrees not to exercise, and hereby expressly waives, any rights, including but not limited to any notice, informational, or registration rights, that may be or become available to, or exercisable by Stockholder pursuant to Investor Rights Agreement, in connection with the Merger, execution and delivery of the Merger Agreement, the Company Ancillary Agreements, the Escrow Agreement, the Voting Agreement, the Investment Representation Letters, or the transactions contemplated hereby or thereby, termination of the Investor Rights Agreement, or performance hereunder or thereunder or required in furtherance hereof or thereof.

4.    Lock-Up Agreement.    Stockholder shall not make any sale, transfer or other disposition of the Restricted Securities for a period of nine months from the Effective Date of the Merger (the “Lock-Up Period”). In addition, for a period beginning nine months days from the Effective Date and ending on the first anniversary of the Effective Date of the Merger (the “Restriction Period”), Stockholder shall not make any sale, transfer or other disposition of the Restricted Securities other than a sale, transfer or other disposition arranged with Acquirer. Stockholder shall provide written notice to Acquirer if Stockholder desires to make any sale, transfer or other disposition of Restricted Securities during the Restriction Period. Upon receipt of such notice, Acquirer will in good faith use its commercially reasonable efforts to locate a Person to acquire Stockholder’s Restricted Securities or otherwise coordinate a brokered sale, transfer or other disposition of such Restricted Securities with a third-party. The foregoing restrictions are expressly agreed to preclude Stockholder from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Stockholder’s Restricted Securities even if such Restricted Securities would be disposed of by someone other than Stockholder, during the Lock-Up Period or Restriction Period, as applicable. Notwithstanding the foregoing, Stockholder may transfer Stockholder’s Restricted Securities during the Lock-Up Period (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions and obligations set forth herein, (ii) to any trust for the direct or indirect benefit of Stockholder or Stockholder’s immediate family, provided that the trustee of the trust agrees to be bound in writing by the restrictions and obligations set forth herein, and provided further that any such transfer shall not shall not involve a disposition for value, or (iii) with the prior written consent of Acquirer. Notwithstanding anything contained in this Agreement to the contrary, Stockholder may not transfer Stockholder’s Restricted Securities during the Lock-Up Period (i) to an affiliate of Stockholder, or (ii) to any transferee who is a partner (general or limited, active or retired (who retires after the date hereof)), a current or former member, or a stockholder of Stockholder that is a partnership, limited liability company or corporation, respectively. For purposes of this Section 4 “hedging or other transactions” shall include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Stockholder’s Restricted Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities. Stockholder agrees that Stockholder will not make any sale, transfer or other disposition of Stockholder’s Restricted Securities in violation of the Securities Act or the rules and regulations promulgated thereunder.

5.    Compliance with Underlying Agreement(s).    Stockholder acknowledges that Stockholder will receive the Restricted Securities pursuant to the Merger Agreement. Stockholder agrees to be bound by the terms and conditions of the Escrow Agreement and Articles 11 and 12 of the Merger Agreement applicable to Company Stockholders in the same manner as if Stockholder were a party to the Merger Agreement. Stockholder hereby understands and acknowledges that the Restricted Securities received by Stockholder pursuant to the Merger shall be subject to the terms and conditions contained in the Escrow Agreement and the Merger Agreement, regardless of whether Stockholder is a party thereto. Further, Stockholder agrees to be bound by, and comply with, the obligations, restrictions and other terms and conditions of the Declaration of Registration Rights and the Escrow Agreement applicable to Company Stockholders in the same manner as if Stockholder had executed and delivered the Declaration of Registration Rights and the Escrow Agreement.

6.    Securities Law Compliance.

(a)    Purchase for Own Account.    The Restricted Securities to be issued to Stockholder in the Merger will be acquired for investment for Stockholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same.

(b)    Disclosure of Information.    Stockholder has received or has had full access to all the information Stockholder considers necessary or appropriate to make an informed investment decision with respect to the Restricted Securities to be issued to Stockholder in the Merger pursuant to the Merger Agreement. Stockholder has had an opportunity to ask questions and receive answers from Acquirer and the Company regarding the terms and conditions of the offering of Restricted Securities pursuant to the Merger Agreement.

(c)    Investment Experience.    Stockholder understands that the acquisition of Restricted Securities pursuant to the Merger Agreement involves substantial risk. Stockholder acknowledges that Stockholder can bear the economic risk of Stockholder’s investment in the Restricted Securities, and has sufficient knowledge and experience in financial or business matters such that Stockholder is capable of evaluating the merits and risks of this investment in the Restricted Securities and protecting his/her/its own interests in connection with this investment. Stockholder hereby represents that he/she/it is an “accredited investor,” as such term is defined under Rule 501 (a) of Regulation D promulgated under the Securities Act, by virtue of the following:

(If you are an individual, please check the appropriate box.)

☐	Stockholder’s individual net worth, or joint net worth with Stockholder’s spouse, exceeds $1,000,000.

☐	Stockholder personally has had an individual income in excess of $200,000 in each of the two most recent years and Stockholder reasonably expects an income in excess of $200,000 in the current year.

☐	Stockholder’s joint income with Stockholder’s spouse is in excess of $300,000 in each of the two most recent years and Stockholder reasonably expects a joint income in excess of $300,000 in the current year.

(If you are an entity, please check the appropriate box.)

☐	Stockholder is an organization described in Section 501(c)(3) of the Internal Revenue Code with total assets in excess of $5,000,000 not formed for the purpose of investing in Acquirer.

☐	Stockholder is a corporation with total assets in excess of $5,000,000, not formed for the purpose of investing in Acquirer.

☐	Stockholder is a partnership with total assets in excess of $5,000,000, not formed for the purpose of investing in Acquirer.

☐	Stockholder is a Massachusetts or similar business trust with total assets in excess of $5,000,000, not formed for the purpose of investing in Acquirer.

☐	Stockholder is any other trust with total assets in excess of $5,000,000, not formed for the purpose of investing in Acquirer.

7.    Compliance With Laws and Regulations.    The issuance and transfer of the Restricted Securities will be subject to and conditioned upon compliance by Acquirer and Stockholder with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which shares of Acquirer Common Stock may be listed or quoted at the time of such issuance or transfer.

8.    Restricted Securities.    Stockholder understands that the Restricted Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from Acquirer in a transaction not involving a public offering and that, under the Securities Act and applicable regulations thereunder, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Stockholder represents that Stockholder is familiar with Rule 144 as promulgated under the Securities Act and as presently in effect, and understands the resale limitations imposed thereby and by other applicable provisions of the Securities Act. Stockholder understands that, except as set forth in Section 2.9 of the Merger Agreement and the Declaration of Registration Rights, Acquirer is under no obligation to register any of the Restricted Securities.

9.    Further Limitations on Disposition.    Without in any way limiting the representations set forth above, Stockholder further agrees not to make any disposition of all or any portion of the Restricted Securities issued to Stockholder in the Merger unless and until:

(a)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)    Stockholder shall have notified Acquirer of the proposed disposition and shall have furnished Acquirer with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Stockholder or Stockholder’s transferee, with an opinion of counsel, reasonably satisfactory to Acquirer, that such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required for the transfer of such shares (i) by gift, will or intestate succession by any Stockholder to his or her spouse or lineal descendants or ancestors or any charitable organization or any trust for any of the foregoing, (ii) to a personal representative (such as an executor of Stockholder’s will), custodian or conservator of Stockholder in the case of the death, bankruptcy or adjudication of incompetency of Stockholder, (iii) to partners (general or limited, active or retired (who retires after the date hereof)) of Stockholder if Stockholder is a partnership, (iv) to members (current or former) of Stockholder if Stockholder is a limited liability company, (v) to stockholder of Stockholder if Stockholder is a corporation, or (vi) to affiliates of Stockholder (each a “Permitted Transferee”).

10.    Legends.    Stockholder acknowledges and understands that the certificates evidencing the Restricted Securities issued in the Merger will bear the legend set forth below:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

The legend set forth above shall be removed by Acquirer from any certificate evidencing Restricted Securities upon receipt by Acquirer of an opinion by its counsel that a registration statement under the Securities Act is at that time in effect with respect to the legended security or upon delivery to Acquirer of an opinion by its counsel, or counsel reasonably satisfactory to Acquirer, that such security can be freely transferred in a public sale without such a registration statement being in effect.

11.    Stop-Transfer Instructions.    Stockholder agrees that to ensure compliance with the restrictions imposed by this Investment Representation Letter, Acquirer may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Acquirer transfers its own securities, it may make appropriate notations to the same effect in its own records.

12.    Refusal to Transfer.    Acquirer will not be required to (a) register a transfer on its books of any Restricted Securities that have been sold or otherwise transferred in violation of any of the provisions of this Investment Representation Letter, or (b) treat as owner of such Restricted Securities, or accord the right to vote or pay dividends to, any Acquirer or other trustee to whom such Restricted Securities have been so transferred.

13.    Compliance With Laws and Regulations.    The issuance and transfer of the Restricted Securities will be subject to and conditioned upon compliance by Acquirer and Stockholder with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Restricted Securities may be listed or quoted at the time of such issuance or transfer.

14.    Prohibition on Disposition and Transfer.

(a)    No Disposition or Encumbrance of Subject Shares.    Stockholder agrees that prior to the Expiration Date (as defined below), Stockholder will not, directly or indirectly, sell, transfer, exchange, pledge or otherwise dispose of, or in any other way reduce Stockholder’s risk of ownership or investment in, or make any offer or agreement relating to any of the foregoing with respect to the Subject Shares (as defined below), except in connection with the Merger and except to Permitted Transferees. As used herein, the term “Expiration Date” means the earliest to occur of (i) the Effective Time, or (ii) such time as the Merger Agreement may be terminated in accordance with its terms. As used herein, the term “Subject Shares” means any shares of Company Capital Stock held by Stockholder on the date hereof (including shares held both beneficially and of record and other shares held either beneficially or of record) and any shares of Company Capital Stock that may hereafter be acquired by Stockholder.

(b)    Transfer of Voting Rights.    Stockholder agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant a proxy or enter into an agreement of any kind with respect to the voting of any of the Subject Shares other than for the benefit of Acquirer.

15.    Cash-Out of Unaccredited Stockholders.    Stockholder acknowledges that, in accordance with Section 2.9(b) of the Merger Agreement, shares of Company Series 3 Preferred Stock held by Company Stockholders that are not “accredited investors” as defined in Rule 501 of Regulation D promulgated under the Securities Act (each an “Unaccredited Company Stockholder”) will be converted into the right to receive an amount of cash equal to (i) the product of the number of shares of Acquirer Common Stock otherwise issuable to such Unaccredited Company Stockholder pursuant to Section 2.2(b) of the Merger Agreement multiplied by the Acquirer Average Price Per Share, plus (ii) the amount of cash to which such Unaccredited Company Stockholder would have been entitled to receive under Section 2.2(b) of the Merger Agreement. Stockholder hereby approves, authorizes and consents to any such payment to Unaccredited Company Stockholders in accordance with Section 2.9(b) of the

Merger Agreement in lieu of such Unaccredited Company Stockholder’s receiving Acquirer Capital Stock in accordance with Section 2.2(b) thereof Further, Stockholder covenants and agrees not to exercise any right or seek any remedy granted to Stockholder (or to which Stockholder is otherwise entitled) pursuant to the Company’s certificate of incorporation, bylaws or applicable law that may be triggered or otherwise become exercisable as a result of Acquirer’s payment of cash in lieu of issuing Acquirer Common Stock to such Unaccredited Company Stockholders pursuant to Section 2.9(b). Stockholder acknowledges and understands that Stockholder is not an Unaccredited Company Stockholder and that Stockholder will not receive cash in lieu of Acquirer Common Stock pursuant to Section 2.9(b) of the Merger Agreement.

16.    Entire Agreement.    This Investment Representation Letter and the provisions of the Escrow Agreement, Articles 11 and 12 of the Merger Agreement and the Declaration of Registration Rights by which Stockholder has agreed to be bound supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

17.    Construction of Agreement.    This Investment Representation Letter has been negotiated by Acquirer and Stockholder. The parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document.

18.    Governing Law, Venue.    This Investment Representation Letter will be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and performed entirely within the State of Delaware, without regard to the principles of choice of law or conflicts or law of any jurisdiction. The exclusive venue for any judicial action under and pursuant to this Investment Representation Letter will rest with the state and federal courts located in King County, Washington.

19.    Successors and Assigns.    This Investment Representation Letter will inure to the benefit of the successors and assigns of Acquirer, including any successor to, or assignee of, all or substantially all of the business and assets of Acquirer or any other part of the business or assets of Acquirer. This Investment Representation Letter and the rights and obligations of Stockholder hereunder are personal to Stockholder and will not be assignable, delegable or transferable by Stockholder in any respect.

20.    Severability.    If any provision of this Investment Representation Letter, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, then the remainder of this Investment Representation Letter and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Investment Representation Letter with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

21.    Counterparts.    This Investment Representation Letter may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

22.    Stamp Duty.    Any stamp duty, transfer tax or similar tax payable in connection with the transfer of Company Capital Stock by the Stockholder will be payable solely by the Stockholder.

23.    Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereunder will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Investment Representation Letter were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Investment Representation Letter and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

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24.    Amendment; Waive.    Any term or provision of this Investment Representation Letter may be amended, and the observance of any term of this Investment Representation Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

Very truly yours,

Signature

Name (Please Type or Print)

Address

City, State and Zip Code

Acknowledged and agreed:

Concur Technologies, Inc.

By:

Name:

Title:

[SIGNATURE PAGE TO INVESTMENT REPRESENTATION LETTER]

EXHIBIT A

CAPITALIZATION TABLE OF THE COMPANY

AS OF THE DATE OF SIGNING

EXHIBIT B

WARRANT, STOCK OPTION AND UNVESTED STOCK TABLE

AS OF THE DATE OF SIGNING

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